Exhibit 10.2

AMENDMENT TO

WARRANT AGREEMENT

This Amendment to Warrant Agreement, dated as of July 8, 2019 (this “Amendment”), by and among SELLAS Life Sciences Group, Inc. (the “Company”), and Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., as Warrant Agent (collectively, the “Warrant Agent”), amends that certain Warrant Agreement, dated as of June 18, 2019 (the “Warrant Agreement”), by and among the Company and the Warrant Agent.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.       Amendment to Warrant Agreement.

1.01	Subsection (i) of the first paragraph of Section 3.3.8 of the Warrant Agreement shall be and hereby is amended and restated to read in its entirety as follows:

“(i) in whole or in part for a whole number of Warrant Shares, if, between July 10, 2019 and September 18, 2020, the Weighted Average Price of the Common Stock on the Trading Day immediately prior to the Exercise Date fails to exceed the initial Exercise Price (subject to adjustment for any stock splits, stock dividends, stock combinations, recapitalizations and similar events) in which event, in lieu of the formula below, the aggregate number of Warrant Shares issuable in such cashless exercise pursuant to any given Exercise Notice electing to effect a Cashless Exercise shall equal the product of (x) the aggregate number of Warrant Shares for which the Warrants are exercised as if such exercise were by means of a cash exercise rather than a Cashless Exercise and (y) one (1)”.

2.       Miscellaneous.

2.01       Effect. Except as amended hereby, the Warrant Agreement shall remain in full force and effect. In the event that there is any conflict or inconsistency between the terms of this Amendment and the terms of the Warrant Agreement, the terms of this Amendment shall govern. All references in the Warrant Agreement to “this Warrant Agreement” shall be deemed to refer to the Warrant Agreement, as amended hereby.

2.02       No Waiver. This Amendment is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Warrant Agreement in the future.

2.03       Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Warrant Agreement unless the context clearly indicates or dictates a contrary meaning.

2.04       Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of New York (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

2.05       Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SELLAS LIFE SCIENCES GROUP, INC.

By:
	Name:	Barbara Wood
	Title:	Executive Vice President, General Counsel

COMPUTERSHARE INC.

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title: